March 31, 2003

Dear Shareholder:

On behalf of the Board of Directors, I would like to invite you to attend Barrick’s Annual Meeting of Shareholders to be held on Wednesday, May 7, 2003 at 10:00 a.m. in the Canadian Room of The Royal York Hotel, Toronto, Ontario. It is an opportunity for the Directors and Management of Barrick to meet with you, our shareholders.

We will report to you at the meeting on the Corporation’s performance in 2002 and our plans for the future.

Enclosed is the Notice of the Meeting, the Management Information Circular and Proxy Statement, a Proxy or Voting Instruction form, and the 2002 Annual Report.

We would appreciate your returning the signed Proxy or Voting Instruction form to ensure that your vote is recorded. We hope that we will have the opportunity to welcome you to this year’s annual meeting.

Sincerely,

PETER MUNK
Chairman

BARRICK GOLD CORPORATION

BCE Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212
Toronto, Ontario, Canada M5J 2S1

Notice of the Annual Meeting of Shareholders

      NOTICE is hereby given that the Annual Meeting of the Shareholders (the “Meeting”) of Barrick Gold Corporation (the “Company” or “Barrick”) will be held in the Canadian Room of The Royal York Hotel, Toronto, Ontario on Wednesday, May 7, 2003 at 10:00 a.m. (Toronto time) in order to:

1.	receive the consolidated financial statements of the Company for the year ended December 31, 2002 and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors and authorize the directors to fix their remuneration; and

4.	transact such other business as may properly be brought before the Meeting and any postponement or adjournment thereof.

      Barrick’s Board of Directors has fixed the close of business on March 19, 2003 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting and any postponement or adjournment. Only the holders of record of Barrick common shares and Homestake Canada Inc. exchangeable shares are entitled to have their votes counted at the Meeting. Computershare Trust Company of Canada, as the holder of the Barrick special voting share, will cast the votes attributable to the Homestake Canada Inc. exchangeable shares as instructed by the holders thereof. Holders who have acquired Barrick Common Shares after the record date are entitled to vote those shares at the Meeting upon producing properly endorsed share certificates, or otherwise establishing share ownership, and demanding the inclusion of their name in the list of shareholders not later than ten days before the date of the Meeting.

                  DATED at Toronto, Ontario, this 31st day of March, 2003.

By Order of the Board of Directors,

Sybil E. Veenman
Associate General Counsel and Secretary

      Enclosed is the Annual Report to shareholders for the year 2002. Shareholders are cordially invited to attend the Meeting. Shareholders are urged to complete, sign, date and return the enclosed proxy or voting instruction form promptly in the envelope provided or by facsimile. To be effective, Barrick proxies must be received by CIBC Mellon Trust Company, Proxy Dept., 200 Queen’s Quay East, Unit 6, Toronto, Ontario, Canada, M5A 4K9 or by facsimile at (416) 368-2502, by 5:00 p.m. (Toronto time) on May 6, 2003 or the last business day prior to any adjourned or postponed Meeting. Homestake Canada Inc voting instruction forms must be received by Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 or by facsimile at (416) 263-9394, by 5:00 p.m. (Toronto time) on May 5, 2003 or the second last business day before any adjourned or postponed Meeting. Shareholders whose shares are held by a nominee may receive either a voting instruction form or form of proxy and should follow the instructions provided by the nominee.

      Proxies will be counted and tabulated by CIBC Mellon Trust Company, the Company’s registrar and transfer agent, in such a manner as to protect the confidentiality of how a particular shareholder votes except where they contain comments clearly intended for management, in the case of a proxy contest, or where it is necessary to determine the proxy’s validity or to permit management and the Board of Directors to discharge their legal obligations to the Company or its shareholders.

BARRICK GOLD CORPORATION

BCE Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212
Toronto, Ontario, Canada M5J 2S1

MANAGEMENT INFORMATION CIRCULAR

AND PROXY STATEMENT

       This Management Information Circular and Proxy Statement (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Barrick Gold Corporation (the “Company” or “Barrick”) for use at the Annual Meeting of Shareholders (or any postponement or adjournment thereof) of Barrick (the “Meeting”) to be held at 10:00 a.m. (Toronto time) on Wednesday, May 7, 2003 in the Canadian Room of The Royal York Hotel, Toronto, Ontario for the purposes set forth in the accompanying Notice of Meeting.

      The solicitation will be primarily by mail, but proxies may also be solicited personally by telephone by regular employees of the Company for which no additional compensation will be paid. In addition, Barrick has retained Georgeson Shareholder Communications to assist in the solicitation of proxies in the United States and Canada for estimated fees of $26,750. The cost of preparing, assembling and mailing this Circular, the Notice of Meeting, the proxy form, the voting instruction form and any other material relating to the Meeting has been or will be borne by Barrick. The Company will reimburse brokers and other entities for costs incurred by them in mailing soliciting materials to the beneficial owners of common shares of Barrick (“Barrick Common Shares”) and Homestake Canada Inc. exchangeable shares (“HCI Exchangeable Shares”). It is anticipated that copies of this Circular, the Notice of Meeting, and accompanying proxy form or voting instruction form will be distributed to shareholders on or about April 7, 2003.

      This Circular provides the information you need to vote at the Meeting.

•	If you are a holder of Barrick Common Shares, we have enclosed a proxy form which you can use to vote at the Meeting.

•	If you are a holder of HCI Exchangeable Shares, we have enclosed a voting instruction form which you can use to give the voting instructions that indirectly permit you to vote such shares.

•	If your Barrick Common Shares or HCI Exchangeable Shares are held by a nominee, you may receive either a form of proxy or voting instruction form and should follow the instructions provided by the nominee.

Our 2002 Annual Report, which includes our U.S. GAAP financial statements and other important information about Barrick, and a booklet containing our Canadian GAAP financial statements, are also enclosed with this Circular.

      Unless otherwise indicated, the information in this Circular is given as at March 15, 2003. Unless otherwise indicated, all dollar references in this Circular are to United States dollars and all references to financial results are based on our U.S. GAAP financial statements.

VOTING AT THE MEETING

      The “record date” for the Meeting is Wednesday, March 19, 2003.

      If you held Barrick Common Shares or HCI Exchangeable Shares in your name at the close of business on Wednesday, March 19, 2003, you are entitled to vote at the Meeting. If you owned Barrick Common Shares or HCI Exchangeable Shares at the record date, but they are in the name of a broker, bank or other nominee, that broker, bank or other nominee votes on your behalf unless it appoints you or your designee as a proxy.

      If you have acquired Barrick Common Shares after the record date, you are entitled to vote those shares at the Meeting upon producing properly endorsed share certificates, or otherwise establishing share ownership, and demanding the inclusion of your name in the list of shareholders not later than ten days before the date of the Meeting.

Voting your Barrick Common Shares

      Each Barrick Common Share that you own in your name entitles you to one vote.

      There are two ways to vote your Barrick Common Shares at the Meeting:

•	You can vote by signing and returning the enclosed proxy form. If you vote by proxy form, your “proxy” (one of the individuals named on the proxy form) will vote your shares as you instruct on the proxy form, including on any ballot. You have the right to appoint a person other than the person currently named on the proxy form to represent you at the Meeting. To designate another person, simply fill in that person’s name in the space provided on the proxy form. If you sign and return the proxy form, but don’t give instructions on how to vote your Barrick Common Shares, your shares will be voted as follows:

•	“For” the election of the thirteen nominees as directors; and

•	“For” the appointment of PricewaterhouseCoopers LLP as independent auditors for 2003 and the authorization of the directors to fix their remuneration.

To be effective, proxy forms must be received by CIBC Mellon Trust Company, Proxy Dept., 200 Queen’s Quay East, Unit 6, Toronto, Ontario, Canada, M5A 4K9 or by facsimile at (416) 368-2502, by 5:00 p.m. (Toronto time) on Tuesday, May 6, 2003 or the last business day before any adjourned or postponed Meeting.

•	You can attend the Meeting and vote in person. However, if your Barrick Common Shares are held in the name of your broker, bank or another nominee, you must have the broker, bank or other nominee appoint you as a proxy in order to vote your shares in person at the Meeting. That’s the only way we can be sure that the broker, bank or other nominee has not already voted your shares.

Voting your HCI Exchangeable Shares

      Following the completion of the acquisition by Barrick of Homestake Mining Company effective December 14, 2001, your HCI Exchangeable Shares (each of which was previously exchangeable for one share of common stock of Homestake Mining Company) are now each exchangeable at any time for 0.53 of a Barrick Common Share.

      Your HCI Exchangeable Shares give you essentially the same economic rights and, indirectly, the same voting rights that you would have if you held Barrick Common Shares. You are entitled to receive dividends from Homestake Canada Inc. (“HCI”) that are equivalent to the dividends paid on 0.53 of a Barrick Common Share. (You don’t share in dividends or distributions payable on the HCI common shares, all of which are owned by a subsidiary of Barrick.) You also are entitled to exercise the same voting rights as a holder of 0.53 of a Barrick Common Share. (Except as required by Ontario law, you do not exercise voting rights as a shareholder of Homestake Canada Inc.) That is the reason we are sending you this proxy material. Your HCI Exchangeable Shares are also each exchangeable at any time for 0.53 of a Barrick Common Share.

      Each HCI Exchangeable Share that you own in your name entitles you to 0.53 of a vote.

      There are two ways to vote your HCI Exchangeable Shares:

•	You can vote by signing and returning the enclosed voting instruction form. The voting instruction form permits you to instruct Computershare Trust Company of Canada (“Computershare”) to vote in respect of your HCI Exchangeable Shares. Computershare serves as the trustee under the Voting, Support and Exchange Trust Agreement (as supplemented). As trustee, Computershare holds a special voting share of Barrick (the “Special Voting Share”) that enables it to vote on behalf of the holders of HCI Exchangeable Shares on all matters presented to holders of Barrick Common Shares in accordance with the instructions of holders of HCI Exchangeable Shares, including on any ballot. Except as otherwise required by applicable law, the Special Voting Share has a number of votes attached to it equal to the number of HCI Exchangeable Shares outstanding from time to time, which are not owned by Barrick and its subsidiaries, multiplied by 0.53. As a holder of HCI Exchangeable Shares on the record date, you are entitled to instruct Computershare to cast a number of votes equal to the number of Barrick Common Shares for which the HCI Exchangeable Shares held by you are exchangeable. You also can use your voting instruction form to name a proxy to represent you at the Meeting. To designate a proxy, simply fill in the name of person you wish to appoint to represent you in the space provided on the voting instruction form.

If you sign and return the voting instruction form, but don’t give directions on how to vote your HCI Exchangeable Shares, you will be deemed to have voted, and Computershare will vote, as follows:

•	“For” the election of the thirteen director nominees as directors; and

•	“For” the appointment of PricewaterhouseCoopers LLP as independent auditors for 2003 and the authorization of the directors to fix their remuneration.

                              To be effective, voting instruction forms must be received by Computershare, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or by facsimile at (416) 263-9394, by 5:00 p.m. (Toronto time) on Monday, May 5, 2003 or the second last business day before any adjourned or postponed Meeting. That will give Computershare enough time to tabulate the voting instructions and vote on your behalf.

•	You can attend the Meeting and vote in person. Your voting instruction form permits you to name yourself as proxy and then vote in person at the Meeting. To do so, you must bring your voting instruction form with you to the Meeting, naming yourself as proxy. However, if your HCI Exchangeable Shares are held in the name of your broker, bank or other nominee, you must have the broker, bank or other nominee appoint you as a proxy in order to vote at the Meeting. That’s the only way we can be sure that the broker, bank or other nominee has not already instructed Computershare to vote your HCI Exchangeable Shares.

Revoking your Proxy or Voting Instructions

          Revoking your Proxy for Barrick Common Shares

      If you give a proxy, you may revoke it at any time before it is used by doing any one of the following:

•	You may send another proxy form with a later date to CIBC Mellon Trust Company but it must reach CIBC Mellon by 5:00 p.m. (Toronto time) on Tuesday, May 6, 2003 or the last business day before any adjourned or postponed Meeting.

•	You may notify the Secretary of Barrick, in writing at the Company’s registered office, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, or by facsimile at (416) 861-8243, before the Meeting, that you have revoked your proxy.

•	You may attend the Meeting and notify the Chairman of the Meeting that you have revoked your proxy.

•	You may revoke your proxy in any other manner permitted by law.

          Revoking your Voting Instructions for HCI Exchangeable Shares

      If you give voting instructions to Computershare or appoint a proxy, you may revoke the voting instructions or the proxy at any time before the HCI Exchangeable Shares are voted by doing any one of the following:

•	You may send another voting instruction form with a later date to Computershare, but it must reach Computershare by 5:00 p.m. (Toronto time) on Monday, May 5, 2003 or the second last business day before any adjourned or postponed Meeting to be sure that Computershare has enough time to process the change.

•	You may notify the Secretary of Barrick, in writing before the Meeting, that you have revoked your voting instructions.

•	You may attend the Meeting, revoke your voting instructions to Computershare, appoint yourself as proxy and vote in person.

ADDITIONAL MATTERS PRESENTED AT THE ANNUAL MEETING

      The enclosed proxy form or voting instruction form confers discretionary authority upon the persons named as proxies with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.

      If you sign and return the proxy form for Barrick Common Shares and any matter is presented at the Meeting in addition to the matters described in the Notice of Annual Meeting, the Barrick officers named as proxies will vote in their best judgement. If you give Computershare authority to vote your HCI Exchangeable Shares, Computershare has advised Barrick that it will vote on any additional matters as recommended by Barrick’s management. When this Circular went to press, management of Barrick was not aware of any matters to be considered at the Meeting other than the matters described in the Notice of Meeting or any amendments or variations to the matters described in such notice.

VOTING SHARES AND PRINCIPAL HOLDERS

      The Barrick Common Shares and the Special Voting Share are the only shares entitled to vote directly at the Meeting. As at Wednesday, March 19, 2003, 541,422,808 Barrick Common Shares and one Special Voting Share were issued and outstanding. The holders of Barrick Common Shares are entitled to one vote per share. Computershare, the holder of the Special Voting Share, is entitled to cast the number of votes equal to the number of HCI Exchangeable Shares outstanding (excluding those owned by Barrick and its subsidiaries) multiplied by 0.53. Computershare will cast these votes as directed by the holders of the HCI Exchangeable Shares on the basis of 0.53 votes per HCI Exchangeable Share. To the extent that an HCI Exchangeable Shareholder does not provide a voting instruction form to Computershare, Computershare will not cast the corresponding votes. As of Wednesday, March 19, 2003, there were 1,603,908 HCI Exchangeable Shares outstanding which were not owned by Barrick, which would entitle the holder of the Special Voting Share to cast 850,071 votes at the Meeting.

      The presence of at least 2 people holding or representing by proxy at least 20% of the total number of votes attached to the issued shares entitled to vote at the Meeting is necessary for a quorum at the Meeting.

      To the knowledge of the directors and senior officers of Barrick, no person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10% of the voting rights attached to any class of voting securities of the Company.

ELECTION OF DIRECTORS

      It is proposed that the 13 people listed below be nominated for election as directors of Barrick to hold office until the next annual meeting or until their successors are elected or appointed. All of the proposed nominees are now directors of Barrick and have been since the dates indicated. The Articles of the Company provide for a minimum of five and a maximum of 20 directors.

      Unless authority to do so is withheld, proxies given pursuant to this solicitation by the management of Barrick will be voted for the election of the proposed nominees. If any proposed nominee is unable to serve as a director, the individuals named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.

Information Regarding Nominees for Election as Directors

      A brief statement of the business experience, age and principal occupation for each person nominated for election as a director is set out below. There are no contracts, arrangements or understandings between any director or executive officer or any other person pursuant to which any of the nominees has been nominated. For information on attendance at Board and Committee meetings, see “Statement of Corporate Governance Practices” on pages 6 to 10.

			Barrick Common	Stock
			Shares Beneficially	Options
			Owned Directly or	held as at
Name and Municipality	Became a		Indirectly as at	March 15,
of Residence (Age)	Director	Principal Occupation for the Past Five Years	March 15, 2003(1)	2003

Howard L. Beck Toronto, Ontario (70)	1984	Chairman, Wescam Inc. (design and manufacture of stabilized imagery and transmission systems).	189,144	100,000
C. William D. Birchall Nassau, Bahamas (60)	1984	Corporate Director; prior to May 2002, Vice Chairman, TrizecHahn Corporation (real estate).	65,000	350,000
Tye W. Burt Toronto, Ontario (46)	2002	Executive Director, Corporate Development of Barrick; prior to December 2002, Principal, Harris Partners Limited (investment banking) and President, Cartesian Capital Corp. (investment company); prior to May 2000, Chairman, Deutsche Bank Canada (investment banking) and Managing Director of Deutsche Bank’s Global Metals and Mining Group.	1,100	350,000
John K. Carrington Thornhill, Ontario (59)	1996	Vice-Chairman and Chief Operating Officer of Barrick.	2,700	575,000
Marshall A. Cohen Toronto, Ontario (68)	1988	Counsel, Cassels, Brock & Blackwell (Barristers and Solicitors).	4,000	100,000
Peter A. Crossgrove Toronto, Ontario (66)	1993	Chairman, Masonite International Corporation (door manufacturing).	5,000	50,000
Angus A. MacNaughton Danville, California (71)	1986	President, Genstar Investment Corporation (investment company).	50,000	100,000
The Right Honourable Brian Mulroney Montreal, Quebec (64)	1993	Chairman, International Advisory Board of Barrick; Senior Partner, Ogilvy Renault (Barristers and Solicitors); former Prime Minister of Canada.	1,000	250,000
Anthony Munk New York, New York (42)	1996	Managing Director, Onex Investment Corp. (diversified manufacturing and service company); prior to May 2001, Vice-President of Onex Corporation (diversified manufacturing and service company).	5,000	150,000

			Barrick Common	Stock
			Shares Beneficially	Options
			Owned Directly or	held as at
Name and Municipality	Became a		Indirectly as at	March 15,
of Residence (Age)	Director	Principal Occupation for the Past Five Years	March 15, 2003(1)	2003

Peter Munk Toronto, Ontario (75)	1984	Chairman of Barrick; Chairman of Trizec Properties, Inc. (real estate) and Chairman, President and Chief Executive Officer of Trizec Canada Inc. (real estate); prior to May 2002, Chairman TrizecHahn Corporation (real estate).	1,000,000 (2)	2,050,000
Joseph L. Rotman Toronto, Ontario (68)	1984	Chairman and Chief Executive Officer Roy- L Capital Corporation (private holding company).	100,000	100,000
Jack E. Thompson Alamo, California (53)	2001	Vice Chairman of Barrick; prior to December 2001, Chairman and Chief Executive Officer of Homestake Mining Company (gold mining).	74,059 (3)	243,429
Gregory C. Wilkins Toronto, Ontario (47)	1991	President and Chief Executive Officer of Barrick; prior to February 2003, Corporate Director; prior to May 2002, Vice-Chairman, TrizecHahn Corporation (real estate); prior to March 2001 President and Chief Operating Officer TrizecHahn Corporation.	10,000	600,000

(1)	The information about Barrick Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Barrick, has been furnished by the respective nominees. Unless otherwise indicated, (i) beneficial ownership is direct and (ii) the person indicated has sole voting and investment power.

(2)	Mr. Peter Munk is the Chairman and Chief Executive Officer of Trizec Canada Inc. and owns shares of Trizec Canada Inc. which represent a significant equity interest and a majority of the voting power in Trizec Canada Inc. TrizecHahn Corporation, a wholly owned subsidiary of Trizec Canada Inc., owns 30,299,558 Barrick Common Shares (approximately 5.6%). Mr. Munk disclaims beneficial ownership of the shares of Barrick owned by TrizecHahn Corporation. Family members of Mr. Peter Munk own 1,600 common shares of Barrick (excluding those shares owned by Mr. Anthony Munk, who is a director of Barrick).

(3)	Of the 74,059 Barrick Common Shares indicated for Mr. Thompson, 212 are held in a joint account with a family member.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

      During 2002, there was a renewed focus on corporate governance in both the United States and Canada. In August 2002, the New York Stock Exchange proposed to add corporate governance standards (the “NYSE Standards”) to its listing rules. Such standards would, among other things, require: that the board of directors of a listed company be comprised of a majority of independent directors; that the board hold regular executive sessions at which non-management directors meet without the participation of management; and that audit, compensation and corporate governance/ nominating committees be comprised entirely of independent directors. During 2002, the Toronto Stock Exchange (“TSX”) indicated that it was considering a number of amendments to its corporate governance guidelines (the “TSX Amendments”). Among other things, such amendments would introduce as mandatory requirements: that the board of a listed company have at least two “unrelated directors” (while maintaining as a guideline that boards be comprised of a majority of unrelated directors); that audit committees be comprised of a majority of unrelated directors (while maintaining as a guideline that audit committees and compensation committees be comprised solely of unrelated directors and corporate governance/ nominating committees be comprised of a majority of unrelated directors); and that every listed company adopt a formal code of business ethics or business conduct.

      Barrick has undertaken a review of its corporate governance practices in light of the recent regulatory initiatives. Although, as a regulatory matter, the NYSE Standards would not be directly applicable to Barrick as a Canadian company, the Board intends, after an appropriate transition period, to adopt corporate governance practices consistent with such standards to the extent practical for Barrick. The NYSE Standards are similar in most respects to the corporate governance guidelines of the TSX, including the TSX Amendments.

      In December 2002, the Board established a separate Corporate Governance and Nominating Committee. Prior to that time, the corporate governance and nominating functions had been performed by the Compensation Committee. In February 2003, the Board approved the written mandate for the Corporate Governance and Nominating Committee and approved revisions to the written mandates of each of the Audit Committee and the Compensation Committee. The Corporate Governance and Nominating Committee is developing a set of corporate governance principles for Barrick and also intends to develop a code of business conduct and ethics.

      In accordance with the rules of the TSX, the following outlines Barrick’s current corporate governance practices with respect to the various matters addressed by the TSX corporate governance guidelines.

Constitution of the Board of Directors

      The Board of Directors is currently comprised of 13 directors. The size and composition of the Board reflects a breadth of backgrounds and experience that is important for effective governance of an international corporation in the mining industry. The Board is able to function effectively and efficiently at its current size.

      With the assistance of the Corporate Governance and Nominating Committee, the Board of Directors has considered the relationship to Barrick of each of the current directors and has determined that five of the 13 directors are “unrelated”(1) (Messrs. Beck, Cohen, Crossgrove, MacNaughton and Rotman). Six of the directors who are considered related are officers or employees of Barrick (Messrs. Burt, Carrington, Mulroney, Peter Munk, Thompson and Wilkins). One of the directors who is considered related (C.W.D. Birchall) is a current director of Trizec Canada Inc., which is controlled by Barrick’s Chairman Mr. Peter Munk, and has had other business relationships with the Chairman. One of the related directors (Mr. Anthony Munk) is a member of the Chairman’s family.

      The Board intends that it will, after an appropriate transition period, be comprised of a majority of unrelated directors. Barrick has an experienced Board of Directors that has made a significant contribution to Barrick’s success. The Board is satisfied that it is not constrained in its access to information, in its deliberations or in its ability to satisfy the mandate established by law to supervise the business and affairs of Barrick and that there are sufficient systems and procedures in place to allow the Board to function independently. The Board holds regular in camera sessions at which the non-management directors and Barrick’s Chairman meet in the absence of the other management directors. Such sessions are presided over by the Chairman of the Board. In addition, the Board also intends to hold regular executive sessions in the absence of both the Chairman of the Board and the other management directors. Such sessions will be presided over by the Chairman of the Corporate Governance and Nominating Committee.

Mandate of the Board of Directors, its Committees and Management

      The Board of Directors is responsible for overseeing management of the Company and determining Barrick’s strategy. Management is responsible for Barrick’s day-to-day operations, proposing its strategic direction and presenting budgets and business plans to the Board of Directors for approval. The Board looks to management to keep it apprised of all significant developments affecting Barrick and its operations. All major acquisitions, dispositions and investments, as well as significant financings and other significant matters outside the ordinary course of Barrick’s business, are subject to approval by the Board of Directors. Formal mandates for the Board of

(1)	An “unrelated director” has the meaning attributed to that term in TSX Company Manual, being a director who is independent of management and is free from any interest and any business or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising solely from shareholdings.

Directors and the Chief Executive Officer have not been considered necessary, since the relative allocation of responsibility is well understood by both management and the Board.

      Action by the Board of Directors or Committees may be taken at a regularly held meeting or at a meeting held by conference call or by written consent. There were five meetings of the Board of Directors during 2002. All of the directors attended all of the Board meetings during 2002, with the exception of J.E. Thompson, who attended four, and T.W. Burt, who was appointed to the Board in July 2002 and who attended all three of the meetings that were held subsequent to his appointment.

      The Board of Directors has established six Committees, all of which have written mandates.

Committees

          Corporate Governance and Nominating Committee

      The purpose of the Corporate Governance and Nominating Committee is to assist the Board in establishing Barrick’s corporate governance policies and practices generally, identifying individuals qualified to become members of the Board, reviewing the composition and functioning of the Board and its Committees and making recommendations to the Board of Directors as appropriate. In considering nominees to the Board of Directors, the Committee’s mandate requires that it consider the current composition of the Board and give due consideration to qualified candidates of either gender having an appropriate variety of skills, backgrounds and life experience. New members of the Board of Directors are provided with the necessary information about Barrick, its business and the factors that affect its performance by management and by other members of the Board. The Committee is also responsible for Barrick’s response to the TSX corporate governance guidelines. The mandate of the Committee empowers it to retain legal or other advisors, including any search firm to be used to identify candidates for nomination as directors.

      The Corporate Governance and Nominating Committee is comprised of three directors (M.A. Cohen, A.A. MacNaughton and G.C. Wilkins). Messrs. Cohen and MacNaughton are unrelated directors. In light of Mr. Wilkins’ recent appointment as President and Chief Executive Officer of the Company, he will resign from the Committee and a new member will be appointed. It is intended that this Committee will ultimately be comprised solely of unrelated/ independent directors. Prior to January 2003, the functions of the Corporate Governance and Nominating Committee were the responsibility of the Compensation Committee. Accordingly, there were no meetings of the Corporate Governance and Nominating Committee during 2002. There have been two meetings of the Committee to date in 2003.

          Audit Committee

      The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of Barrick’s financial statements and other relevant public disclosures, the Company’s compliance with legal and regulatory requirements relating to financial reporting, the external auditors’ qualifications and independence and the performance of the internal audit function and the external auditors. The Committee is responsible for retaining the external auditors and communicating to them that they are ultimately accountable to the Committee and the Board as the representatives of the shareholders. The Audit Committee also reviews the external audit plan and the results of the audit, approves all audit engagement fees and terms and pre-approves all non-audit services to be performed by the external auditor. The Committee reviews the Company’s financial statements and related management’s discussion and analysis of financial and operating results. The Committee has direct communication channels with the Company’s auditors. The Committee’s mandate requires that all of the members of the Committee be “financially literate” and that at least one member have “accounting or related financial management expertise”(1). The mandate of the Committee empowers it to retain legal, accounting or other advisors.

(1)	The Audit Committee mandate defines “financially literate” as the ability to read and understand a balance sheet, an income statement, a cash flow statement and the related notes and defines “accounting or related financial management expertise” as the ability to analyze and interpret a full set of financial statements, including the related notes.

      The Audit Committee is comprised of two unrelated directors (H.L. Beck and P.A. Crossgrove) and one related director (C.W.D. Birchall). It is intended that this Committee will ultimately be comprised solely of unrelated/ independent directors. There were eight Audit Committee meetings during 2002. All of the members of the Committee were present at all of the meetings.

          Compensation Committee

      The purpose of the Compensation Committee is to assist the Board in monitoring, reviewing and approving Barrick’s compensation policies and practices and administering Barrick’s share compensation plans. The Committee is responsible for reviewing and making recommendations to the Board with respect to director and senior management compensation and succession planning for senior executives. When granting stock options, the Committee determines the number of shares covered by each grant and the terms and conditions of the option, subject to the specific provisions of the plan and the approval of the Board of Directors. The Committee may consider changes to the remuneration of the directors, which may be appropriate from time to time to ensure it properly reflects the responsibilities associated with being an effective director. The mandate of the Committee empowers it to retain legal or other advisors, including compensation consultants.

      The Compensation Committee is comprised entirely of unrelated directors (A.A. MacNaughton, M.A. Cohen, P.A. Crossgrove and J.L. Rotman). Prior to 2003, the Compensation Committee also performed corporate governance and nominating functions. There were six meetings of the Compensation Committee in 2002. All of the members of the Committee were present at all of the meetings, with the exception of J.L. Rotman, who attended five of the six meetings.

          Environmental, Occupational Health and Safety Committee

      The purpose of the Environmental, Occupational Health and Safety Committee is to review environmental and occupational health and safety policies and programs, to oversee Barrick’s environmental and occupational health and safety performance, to monitor current and future regulatory issues and to make recommendations, where appropriate, on significant matters to the Board. The Committee is comprised of two related directors (J. K. Carrington and J. E. Thompson) and two unrelated directors (M. A. Cohen and P. A. Crossgrove). There were four meetings of the Environmental, Occupational Health and Safety Committee during 2002. All of the members of the Committee were present at all of the meetings, with the exception of J.E. Thompson, who was appointed to the Committee in February 2002 and who attended the three meetings that were held subsequent to his appointment.

          Finance Committee

      The purpose of the Finance Committee is to review Barrick’s investment strategies, forward sales program and debt and equity structure generally and to make recommendations to the Board of Directors as appropriate.

      The Finance Committee is comprised of three related directors (C.W.D. Birchall, A. Munk and G. C. Wilkins) and one unrelated director (A. A. MacNaughton). The fact that a majority of the members are related is balanced by the fact that the recommendations of the Committee are considered by the full Board of Directors. There were four meetings of the Finance Committee during 2002. C.W.D. Birchall was present for all of the meetings and A.A. MacNaughton, A. Munk and G.C. Wilkins each attended three of the four meetings.

          Executive Committee

      The Executive Committee, during intervals between the meetings of the Board of Directors, may exercise all the powers of the Board (except those powers specifically reserved by law to the Board of Directors). The Executive Committee was created to facilitate Barrick’s activities from an administrative perspective, but does not supplant the full Board of Directors in the consideration of significant issues facing the Company.

      The Executive Committee is comprised of three related directors (P. Munk, B. Mulroney and G. C. Wilkins) and one unrelated director (A. A. MacNaughton). The Board of Directors believes that it is desirable for a majority of this Committee to be related to the Company. The nature of the Executive Committee’s mandate requires its members to be available on very short notice to deal with significant issues. All action approved by the Executive Committee is subsequently brought to the attention of the full Board of Directors. There were no meetings of the Executive Committee during 2002.

International Advisory Board

      As Barrick’s activities expanded internationally, the Board of Directors determined in 1995 that the Company would benefit from the participation of certain additional senior members of the global business and political communities. Barrick has established an International Advisory Board to provide advice as required to the Board of Directors and management on geo-political and other strategic issues affecting the Company. The International Advisory Board meets approximately once per year and its members make themselves available regularly for consultation and assistance with specific matters.

Shareholder Communications

      Barrick has procedures in place to provide for effective communications with its shareholders. Barrick’s management includes an investor relations department with individuals experienced in and dedicated to working closely with members of the investment community, institutional investors and individual shareholders and the Company has procedures in place to obtain and appropriately deal with feedback from its shareholders. In addition, the Company has adopted a Disclosure Policy, which confirms its commitment to providing timely, factual and accurate disclosure of material information about the Company to its shareholders, the financial community and the public.

REPORT ON EXECUTIVE COMPENSATION

Composition and Responsibility of Committee

      The purpose of the Compensation Committee is to assist the Board in monitoring reviewing and approving Barrick’s compensation policies and practices and administering Barrick’s stock option and restricted share unit plans. The Committee is responsible for reviewing and making recommendations to the Board with respect to director and senior management compensation and succession planning for senior executives. The Compensation Committee bases its recommendations on Barrick’s established policies and on the individual’s and the Company’s performance. The members of the Compensation Committee are A.A. MacNaughton, M. A. Cohen, P.A. Crossgrove and J.L. Rotman. With the exception of Mr. MacNaughton, none of the members of the Compensation Committee is or formerly was an officer or employee of Barrick or its subsidiaries. Until December 4, 2002, Mr. MacNaughton served as a non-executive Vice-Chairman of Barrick, but received no remuneration for acting in that position.

Compensation Philosophy and Objectives

      Barrick’s principal goal is to create value for its shareholders. The Company believes that directors, officers and employees should have their compensation aligned with the interests of shareholders.

      Barrick’s executive compensation philosophy is founded on four principal objectives: (1) to link the interests of executive officers with the short and long-term interests of shareholders; (2) to link executive compensation to the performance of the Company and the individual; (3) to leverage performance through emphasis on variable compensation; and (4) to compensate executive officers at a level and in a manner that ensures that Barrick is capable of attracting, motivating and retaining individuals with exceptional executive skills.

      The compensation of executive officers is comprised of three principal components — base salary, annual cash bonuses and long-term incentives in the form of stock options and restricted share units. In addition, Barrick has implemented a retirement plan for officers of the Company (see “Other Compensation Arrangements” on page 15).

      In late 2000, Barrick undertook a review of its executive compensation practices. This review used a comparator group comprised of 50% U.S. based companies and 50% Canadian companies from capital intensive general industry and with a market capitalization comparable to that of Barrick. Base salaries, bonuses and long-term incentives were targeted at the median of this comparator group, with other gold companies being used for the purposes of assessing Barrick’s relative performance within the gold mining industry. Adjustments in compensation to align Barrick’s compensation practices with the median of the comparator group are being phased in over a period of three years.

      The Compensation Committee considers the Company’s record of performance in all of its compensation reviews.

Base Salary

      Base salaries for executive officers are targeted at the median salary levels of executives in the comparator group of North American companies. To ensure that Barrick will continue to attract and retain qualified and experienced executives, base salaries are reviewed and adjusted periodically. Salary adjustments were made in 2002 in order to continue the process of bringing base salaries of Barrick’s executives closer to the comparator group identified as part of the review of compensation practices undertaken at the end of 2000.

Cash Bonuses

      Cash bonuses for executive officers reflect both individual and corporate performance during the year and Barrick’s success in achieving its goals. The performance criteria considered in determining cash bonus awards vary in accordance with the position and responsibilities of the individual being evaluated. Financial, operational and corporate development indicators, combined with personal achievements that demonstrate a contribution to corporate growth, are among the significant considerations in determining bonuses for executive officers. The relevant factors for 2002 are summarized below.

      During 2002, Barrick produced 5.7 million ounces of gold at an average total cash cost of $177 per ounce(1). Net income for the year was $193 million, or $0.36 per share. Production was in line with the Company’s target for the year. However, due to operating challenges at certain of the Company’s mining operations during the year, Barrick announced revisions to its previously issued targets. Expected cash costs were revised from the originally announced target of $167 per ounce to $178 per ounce and expected earnings were reduced from the originally announced target of $0.42 to $0.47 per share to $0.33 to $0.35 per share. Progress in resolving the operating challenges was made during the fourth quarter, with the result that cash costs and earnings for the year were marginally better than the revised forecast.

      In April 2002, Barrick announced a grass roots exploration discovery at the Alto Chicama property in Peru. Following an extensive drilling program carried out during 2002, the Company has now calculated a probable reserve on the property of 121 million tons, grading 0.054 ounces per ton, for a mineable reserve of 6.5 million ounces of gold, under Canadian reserve reporting standards.

      The discovery at Alto Chicama contributed to an increase in the Company’s proven and probable reserves to 86.9 million ounces of gold, from 82.3 million ounces at the end of 2001, under Canadian reserve reporting standards, with the Company once again more than replacing the 5.7 million ounces of gold produced during the year.

      During 2002, Barrick refined its plans with respect to its pipeline of projects, consisting of Veladero in Argentina, Alto Chicama in Peru, Cowal in Australia and Pascua-Lama in Chile and Argentina. Plans for such projects call for four new mines to be brought forward for Board approval with total annual production from such projects targeted at approximately two million ounces at an average estimated cash cost of $125 per ounce during the first ten years of operations.

      In light of the operating challenges, lower than anticipated earnings and relative share price performance during 2002, no bonuses were paid to Peter Munk, Randall Oliphant or John Carrington. Bonuses awarded to other executive officers were significantly reduced from the prior year.

(1)	For an explanation of non-GAAP measures, see pages 60 and 61 of the Management’s Discussion and Analysis of Financial and Operating Results in the Company’s 2002 Annual Report.

Long-term Incentives

      Barrick grants long-term incentives in the form of stock options and in the form of restricted share units.

      The purpose of the Corporation’s stock option plan is two-fold: (1) to ensure an incentive exists to maximize shareholder wealth by tying executive compensation to share price performance; and (2) to reward those executives making a long-term commitment. Stock options are directly linked to increases in the wealth of shareholders and the individual’s contribution to that central goal. Barrick strongly believes that stock options play an important role in building shareholder value.

      Stock options are granted by the Compensation Committee at not less than the closing price of the Barrick Common Shares on the business day immediately prior to the date of grant. The Committee considers the number and term of options outstanding when determining whether to grant options. The maximum number of Barrick Common Shares which can be issued under the plan to any individual cannot exceed 1% of the issued and outstanding Barrick Common Shares on the date of grant of the option.

      According to the plan’s provisions, the Compensation Committee determines the number of shares subject to each option, the option price, the extent to which each option is exercisable from time to time during the term of the option, and any other provisions with respect to such option. If the Compensation Committee fails to make a determination with respect to any of these matters, the option is exercisable within five years from the date of grant with not more than one-fifth of the shares covered by the option available to be taken up during any one of such years. The Committee’s established practice has been to grant options having a term of ten years, vesting over a period of four years. Options granted by the Compensation Committee are subject to approval by the Board of Directors. Options are not transferable.

      In 2001, Barrick implemented a restricted share unit (“RSU”) plan. In lieu of granting actual shares, a specific number of units, which each have a value equal to one Barrick Common Share, are granted. RSU’s vest and will be paid out on the third anniversary of the date of grant, with each RSU having a value equal to the then current market price of one Barrick Common Share. Similar to stock options, RSU’s reflect a philosophy of aligning the interests of executives with those of the shareholders by tying executive compensation to share price performance. In addition, RSU’s are intended to assist in the retention of qualified and experienced executives by rewarding those individuals making a long-term commitment to Barrick. It was recognized that the incentive and retention value of stock options may be limited in circumstances where, notwithstanding strong corporate and individual performance, the share price performance may be negatively impacted by external factors, such as a prolonged weakness in the gold price. Unlike stock options, RSU’s continue to provide an incentive for executives to remain with Barrick during such periods, while continuing to tie compensation to share price performance, since the value of the RSU’s increases or decreases with the share price.

      RSU’s are granted by the Compensation Committee in order to reward efforts during the year of grant and to provide additional incentive for continued efforts to promote the growth and success of Barrick’s business. RSU’s may be granted in conjunction with or in lieu of stock options. No RSU’s were granted during 2002.

Chief Executive Officer

      Randall Oliphant served as President and Chief Executive Officer until February 12, 2003. During 2002, Mr. Oliphant was paid a salary of $700,637, up from $655,738 in 2001. The increase in Mr. Oliphant’s salary reflected the process of bringing the compensation of Barrick’s senior executives closer to the median of the comparator group that was identified as part of the review of Barrick’s compensation practices undertaken at the end of 2000. Mr. Oliphant was awarded 300,000 stock options during 2002. As indicated under “Cash Bonuses” on page 11, in light of the operating challenges experienced at certain of the Company’s mines and the lower than anticipated earnings and relative share price performance, Mr. Oliphant did not receive a bonus in 2002.

      The foregoing report is submitted by the Compensation Committee of the Board of Directors:

Angus A. MacNaughton (Chairman)
M. A. Cohen
Peter A. Crossgrove
Joseph L. Rotman

COMPENSATION OF NAMED EXECUTIVE OFFICERS

      The table set out below details compensation information for the three financial years ended December 31, 2002 for the Chief Executive Officer and the four other most highly compensated executive officers of Barrick (collectively referred to as the “Named Executive Officers”), measured by base salary and cash bonus during the financial year ended December 31, 2002.

Summary Compensation Table(1)

						Long-Term
		Annual Compensation				Compensation

					Other Annual	Securities under	Restricted	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(2)	Options Granted	Share Units(3)	Compensation(4)

Peter Munk	2002	$554,140	$	Nil	$ Nil	300,000	$ Nil	$ Nil
Chairman	2001	577,377		442,623	Nil	Nil	Nil	Nil
	2000	513,699		513,699	Nil	500,000	Nil	Nil
Randall Oliphant(5)	2002	700,637		Nil	Nil	300,000	Nil	165,308
President and Chief Executive	2001	655,738		708,197	Nil	Nil	1,682,107	226,672
Officer	2000	547,945		821,918	Nil	500,000	Nil	208,053
John K. Carrington	2002	471,338		Nil	66,242	150,000	Nil	15,911
Vice-Chairman and	2001	475,410		265,574	68,197	Nil	993,972	2,868
Chief Operating Officer	2000	479,452		308,219	71,233	100,000	Nil	2,574
Patrick J. Garver	2002	318,471		95,541	23,487	150,000	Nil	83,377
Executive Vice-President and	2001	295,082		262,295	35,847	Nil	611,675	91,896
General Counsel	2000	273,973		239,726	38,812	50,000	Nil	79,629
Alan R. Hill	2002	318,471		95,541	Nil	150,000	Nil	82,816
Executive Vice-President,	2001	295,082		229,508	Nil	Nil	611,675	86,697
Development	2000	273,973		205,479	Nil	50,000	Nil	75,676

(1)	Compensation, which is paid in Canadian dollars, is reported in United States dollars. The rates of exchange used to convert Canadian dollars to United States dollars are: 2000 — 1.46, 2001 — 1.525, 2002 — 1.57, except with respect to restricted share units, in which case the Bank of Canada noon rate on the applicable day was used.

(2)	Perquisites and other personal benefits do not exceed the lesser of Cdn$50,000 and 10% of the total annual salary and bonus for Named Executive Officers, other than for Mr. Carrington and Mr. Garver for whom the relevant amounts are indicated. The figures for Mr. Carrington represent payments made in consideration of pension entitlements forfeited with a previous employer. The figures for Mr. Garver represent imputed interest benefits in connection with a housing loan.

(3)	Amounts shown represent restricted share units (“RSU’s”), valued as of the grant date. As at December 31, 2002, the aggregate number and value of RSU’s held by the Named Executive Officers were as follows: R. Oliphant — $1,717,634, consisting of 111,424 RSU’s; J.K. Carrington — $1,014,958, consisting of 65,841 RSU’s; A.R. Hill — $624,597 consisting of 40,518 RSU’s; P.J. Garver — $624,597, consisting of 40,518 RSU’s. RSU’s vest and become payable on the third anniversary of the date of grant. Additional RSU’s are credited to reflect dividends paid on Barrick Common Shares.

(4)	Amounts include amounts accrued pursuant to Officer Retirement Plan (see “Other Compensation Arrangements” on page 15) and dividend equivalents credited in respect of RSU’s (valued as at December 31, 2002).

(5)	Mr. Oliphant ceased to be an officer or director of Barrick effective February 12, 2003.

OPTIONS OF NAMED EXECUTIVE OFFICERS

      The tables below detail the options granted to and exercised by the Named Executive Officers during the financial year ended December 31, 2002 and the year-end option values.

Options Grants During Financial Year Ended December 31, 2002

				Market Value Of
				Securities
		% of Total Options		Underlying Options
	Common Shares	Granted to	Exercise or	on the
	under Options	Employees in	Base Price	Date of Grant	Expiration
Name	Granted	2002	(Cdn$/Security)	(Cdn$/Security)	Date

Peter Munk	300,000	5.1%	$23.85	$23.85	December 2, 2012
Randall Oliphant	300,000	5.1%	23.85	23.85	December 2, 2012
John K. Carrington	150,000	2.5%	23.85	23.85	December 2, 2012
Patrick J. Garver	150,000	2.5%	23.85	23.85	December 2, 2012
Alan R. Hill	150,000	2.5%	23.85	23.85	December 2, 2012

Aggregate Option Exercises During Financial Year Ended December 31, 2002

and Year-End Option Values

			Unexercised		Value of Unexercised
	Common		Options at		In-the-Money Options at
	Shares	Aggregate	December 31, 2002		December 31, 2002(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Munk	—	$—	1,500,000	550,000	$118,701	$213,662
Randall Oliphant	200,000	1,555,064	600,000	600,000	118,701	213,662
John K. Carrington	150,000	1,066,862	375,000	200,000	109,205	71,221
Patrick J. Garver	138,750	818,905	227,500	200,000	5,935	59,350
Alan R. Hill	296,250	1,737,740	135,000	200,000	5,935	59,350

(1)	Options vest and become exercisable as to 25% on each of the first, second, third and fourth anniversaries of the date of grant. Options are granted at an exercise price denominated in Canadian dollars. The rate of exchange used to convert to United States dollars is the Bank of Canada noon rate on the applicable day.

COMPENSATION FOR EXECUTIVE OFFICERS AND DIRECTORS

      During 2002, Barrick had eight executive officers. The cash compensation for services in all capacities to Barrick and its subsidiaries during the financial year ended December 31, 2002 for the eight executive officers as a group was $4,301,979. During 2002, non-management members of the Board of Directors received an annual fee of $25,000, payable semi-annually, and $1,000 for each meeting of the Board of Directors or Board Committee in which such member participated. The Right Honourable Brian Mulroney is a director of Barrick and, as Chairman of its International Advisory Board, receives a salary. Mr. Mulroney is also a partner of Ogilvy Renault, Montreal, Quebec, which from time to time provides legal services to Barrick.

      Mr. R. Oliphant served as President and Chief Executive Officer until February 12, 2003. In connection with the termination of his employment with Barrick, Mr. Oliphant received a cash severance payment of $3,986,317 comprised of salary, bonus and pension components. Mr. Oliphant also received a payment of $1,828,700 in respect of restricted share units and $575,672 related to pension entitlements which had accrued prior to the termination of his employment. In addition, Mr. Oliphant is entitled to retain his stock options until February 12, 2006. Mr. Oliphant is also entitled to the continuation of certain benefits and has entered into an 18 month consulting arrangement with the Company, pursuant to which he will receive a fee of $8,125 per month.

      As Chairman of the Executive Committee of the Board of Directors, Mr. G. C. Wilkins was paid a fee of $2,500 per day (totaling $12,500 during 2002) for time spent performing various tasks in such capacity at the request of the Board.

      Mr. J. E. Thompson, who was appointed as a director of Barrick upon the completion of the merger with Homestake Mining Company in December 2001, received certain payments and benefits during 2002 as a result of the merger, relating to, among other things, the termination of his role as Chairman and Chief Executive Officer of Homestake. Pursuant to a change of control agreement entered into with Homestake prior to the merger and a non-disclosure and release agreement, Mr. Thompson received cash payments totaling approximately $6.4 million, a pension enhancement of approximately $378,000, continuation of certain benefits, including life insurance, and immediate vesting of stock options and share rights issued by Homestake. In April 2002, Mr. Thompson entered into a consulting agreement with Barrick under which he received fees totaling $266,664 during 2002.

      During 2002, Mr. T.W. Burt, who was appointed a director of Barrick in July 2002, provided services to Barrick under a retainer agreement entered into between Barrick and Harris Partners Limited in June 2002. Under the terms of such agreement, Harris Partners agreed, among other things, to provide advice and assistance to Barrick in connection with strategic directions and opportunities and to make the services of Mr. Burt, a Principal of Harris Partners, available on a full-time basis for such purposes. During 2002, Barrick paid total fees of $254,777 to Harris Partners under such agreement. The agreement with Harris Partners was terminated effective December 2002, when Mr. Burt was appointed Executive Director, Corporate Development of Barrick. Mr. Burt was awarded options to purchase 350,000 Barrick Common Shares and bonus compensation of $95,541 during 2002.

OTHER COMPENSATION ARRANGEMENTS

      Prior to 2000, none of the Named Executive Officers, executive officers or other officers of Barrick was covered by a pension plan. During 2000, Barrick put in place a retirement plan for officers (the “Officer Retirement Plan”). The Officer Retirement Plan covers all officers except Mr. Peter Munk, the Chairman, Mr. Jack E. Thompson, Vice-Chairman, and Mr. John K. Carrington, Vice-Chairman and Chief Operating Officer. Pursuant to the Officer Retirement Plan, 15% of the officer’s salary and bonus for the year is accrued and accumulated with interest until retirement. No benefits are payable if the officer is terminated for just cause. Barrick also implemented a retirement arrangement for Mr. John K. Carrington, Vice-Chairman and Chief Operating Officer. Under such arrangement, when Mr. Carrington retires, he will be entitled to a lump sum payment of three times his salary as at January 1, 2000 or any higher salary that he may subsequently receive. No payment is required if Mr. Carrington’s employment is terminated for just cause.

      In 1998, Barrick entered into employment agreements with each of the Named Executive Officers, except Mr. Peter Munk, in order to induce them to remain employed by the Company in the event of a change of control (as defined in the agreements). In the event of a change in control, Barrick has agreed with each of such Named Executive Officers to, among other things, continue their employment and, if their employment is terminated at any time within three years following the change in control (other than for cause, disability, retirement or death) or if the Named Executive Officer terminates his employment for good reason (as defined in the agreements) at any time within three years following the change in control, such individual will be entitled to receive, among other things, two times his annual salary and bonus. In addition, all of the Named Executive Officer’s unexercised stock options will immediately vest and become exercisable and will remain exercisable for the lesser of three years or their remaining term to expiry.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

      During 2002, one executive officer had a loan outstanding from the Company. Patrick J. Garver, Executive Vice-President and General Counsel, Toronto, Ontario, received a loan from the Company to purchase his residence in 1994. The loan to Mr. Garver was secured against the residence, was non-interest bearing and was denominated in Canadian dollars. The largest amount outstanding during 2002 was $560,110. The rate of exchange used to convert to United States dollars is the Bank of Canada noon rate on January 2, 2002. The loan was repaid in full on March 25, 2003.

      As at March 1, 2003, the aggregate amount of indebtedness owed to the Company by all present and former directors, officers and employees of Barrick and its subsidiaries, excluding routine indebtedness, was approximately $6.4 million.

PERFORMANCE GRAPH

      The following chart compares the total cumulative shareholder return for Cdn$100 invested in Barrick Common Shares on December 31, 1997 with the cumulative total return of the S&P/ TSX Canadian Gold Index and the S&P/ TSX Composite Index for the five most recently completed financial years (assuming reinvestment of dividends).

      The total cumulative shareholder return for Cdn$100 invested in Barrick was Cdn$96.92 as compared with Cdn$105.54 for the S&P/ TSX Canadian Gold Index and Cdn$106.61 for the S&P/ TSX Composite Index.

DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION

      During 2002, Barrick purchased insurance for the benefit of directors and officers of Barrick and its subsidiaries against any liability incurred by them in their capacity as directors and officers, subject to certain limitations contained in the Business Corporations Act (Ontario). The premium for such insurance was $310,000. The policy provided coverage to each director and officer of $125 million in the policy year.

      In accordance with the provisions of the Business Corporations Act (Ontario), Barrick by-laws provide that Barrick will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a company of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including amounts paid to settle an action or to satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Barrick or such other company if he or she acted honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. If Barrick becomes liable under the terms of its by-laws, the insurance coverage will extend to its liability; however, each claim will be subject to a deductible of $500,000.

APPOINTMENT OF AUDITORS

      Unless otherwise instructed, the persons named in the enclosed proxy form intend to vote such proxy in favour of the re-appointment of PricewaterhouseCoopers LLP as auditors of Barrick to hold office until the next annual meeting of shareholders and the authorization of the Board of Directors to fix their remuneration. PricewaterhouseCoopers LLP have been auditors of the Company since July 14, 1984.

      For the year ended December 31, 2002, PricewaterhouseCoopers LLP were paid total fees of $1.88 million for audit services and total fees of $2.96 million for other services, comprised of $150,000 for audit-related services, $2.72 million for tax compliance and advisory services and $96,000 for management advisory services. Since September 2002, all non-audit services to be provided by PricewaterhouseCoopers LLP have been subject to pre-approval by the Audit Committee.

      The Board of Directors recommends that shareholders vote in favour of the appointment of PricewaterhouseCoopers LLP and the authorization of the Board of Directors to fix their remuneration.

AVAILABILITY OF DISCLOSURE DOCUMENTS

      Barrick will provide to any person or company, upon request to its Secretary, a copy of:

(i)	its latest Annual Information Form, together with a copy of any document, or pertinent pages of any document, incorporated therein by reference;

(ii)	its comparative financial statements for the year ended December 31, 2002, together with the report of its auditors thereon, and any interim financial statements filed subsequently; and

(iii)	its Management Information Circular and Proxy Statement for its last Annual Meeting of Shareholders.

DIRECTORS’ APPROVAL

      The contents of this Circular and the sending thereof to the shareholders of the Company have been approved by the Board of Directors.

Toronto, Ontario, March 31, 2003.

By Order of the Board of Directors

Sybil E. Veenman
Associate General Counsel and
Secretary

PRINTED IN CANADA

T09146

PROXY

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2003

      The undersigned holder of common shares of BARRICK GOLD CORPORATION (“Barrick”) hereby appoints Peter Munk, the Chairman of Barrick, or failing him, Gregory C. Wilkins, the President and Chief Executive Officer, or failing him, Sybil E. Veenman, the Associate General Counsel and Secretary, or instead of any of the foregoing,                                             as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of the Shareholders of Barrick to be held on the 7th day of May, 2003, and at any postponed or adjourned meeting, to the same extent and with the same power as if the undersigned was personally present at the said meeting or such postponement or adjournment thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote all shares of Barrick registered in the name of the undersigned as indicated below.

1.	ELECTION OF DIRECTORS
	FOR ☐	WITHHOLD FROM VOTING ☐
	all nominees listed below	as to nominees listed below
(except as marked to the contrary below)
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:)
H. L. Beck, C. W. D. Birchall, T. W. Burt, J. K. Carrington, M. A. Cohen, P. A. Crossgrove, A. A. MacNaughton, B. Mulroney, A. Munk, P. Munk, J. L. Rotman, J. E. Thompson, G. C. Wilkins.

2.	RESOLUTION APPROVING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the auditors of Barrick and authorizing the directors to fix their remuneration.
	FOR ☐	WITHHOLD FROM VOTING ☐

3.   To vote at the discretion of the proxy nominee on any amendments or variations to the foregoing and on any other matters (other than matters which are to come before the meeting and which are the subject of another proxy executed by the undersigned) which may properly come before the meeting or any postponement or adjournment thereof.

This proxy is solicited on behalf of the management of Barrick. Shareholders have the right to appoint a person to attend and act on their behalf at the Annual Meeting other than the nominees designated and may exercise such right by inserting the name of their nominee in the blank space provided above for that purpose.

DATED this                                     day of                                     , 2003

Signature of Shareholder                                      Name of Shareholder (please print as registered)

NOTES:

1.  This proxy form must be signed and dated by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. If the proxy form is not dated in the space provided, it is deemed to bear the date on which it is mailed by the management of Barrick.

2.  In the event that no specification has been made with respect to the voting on the resolution referred to in items 1 or 2 above, the proxy nominees are instructed to vote the shares represented by this proxy on such matter and in favour of such resolution.

3.   To be effective, proxies must be received before 5:00 p.m. (Toronto time) on May 6, 2003 by CIBC Mellon Trust Company, Proxy Dept., 200 Queen’s Quay East, Unit 6, Toronto, Ontario, Canada M5A 4K9 or by facsimile at (416) 368-2502, or at least 24 hours (excluding Saturdays, Sundays and holidays) prior to any adjourned or postponed meeting, or be presented prior to the commencement of the Annual Meeting or any adjourned or postponed meeting.

                    BARRICK GOLD CORPORATION
             ANNUAL MEETING OF SHAREHOLDERS
                                        MAY 7, 2003

    VOTING INSTRUCTION FORM FOR HOLDERS OF
                  HOMESTAKE CANADA INC. (“HCI”)
                           EXCHANGEABLE SHARES

                  These voting instructions are solicited

To holders of HCI Exchangeable Shares:

You are entitled to exercise voting rights at the Barrick Gold Corporation Annual Meeting to be held on May 7, 2003. You may instruct Computershare Trust Company of Canada, as trustee, to vote on your behalf. See paragraph A below. Alternatively, you may name one or more persons as proxy to vote on your behalf. See paragraph B below. Check the applicable box and, in the case of appointment of a proxy, insert the name of the person(s) chosen as your proxy in paragraph B (Check box A or box B):

☐   A.   Voting Instructions to Computershare Trust Company of Canada.  The undersigned hereby instructs Computershare Trust Company of Canada to vote as designated below, as to all HCI Exchangeable Shares held by the undersigned on March 19, 2003, at the Barrick Gold Corporation Annual Meeting or any postponement or adjournment thereof.

☐   B.   Appointment of Proxy.  The undersigned hereby appoints                         as proxy, with the power to appoint a substitute, and hereby authorizes a majority (or if only one, then that one) of them to represent and to vote as designated below, as to all HCI Exchangeable Shares held by the undersigned on March 19, 2003, at the Barrick Gold Corporation Annual Meeting or any postponement or adjournment thereof. (Persons holding proxies must attend the Meeting in order to vote).

To be effective, this voting instruction form must be received by Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 or by facsimile at (416) 263-9394, by 5:00 pm (Toronto time) on May 5, 2003 or the second last business day before any adjourned or postponed meeting.	Business To Be Conducted:

1.  Election of Directors:

    ☐ FOR all nominees listed below      ☐ Withhold from Voting
      (except as marked below)              (on all nominees)

Instruction: To withhold authority to vote for one or more nominees, strike a line through the nominee’s name in the list below.

The nominees for director are H.L. Beck, C.W.D. Birchall, T.W. Burt, J.K. Carrington, M.A. Cohen, P.A. Crossgrove, A.A. MacNaughton, B. Mulroney, A. Munk, P. Munk, J.L. Rotman, J.E. Thompson, G.C. Wilkins.

2.  Approval of appointment of PricewaterhouseCoopers LLP as auditors and authorizing the directors to fix their remuneration.

    ☐  FOR                  ☐  Withhold from Voting

By execution of these voting instructions, the undersigned hereby authorizes Computershare Trust Company of Canada or the persons named as proxy (or their substitutes), as applicable, to vote in their discretion on any amendments or variations to the above matters or on such other business as may properly come before the meeting or any postponement or adjournment thereof.

HCI EXCHANGEABLE SHARES WILL BE VOTED AS
INSTRUCTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2.

Dated                                      , 2003
          (insert date of signing)

                              Signature

                              Name (please print as registered)

Sign exactly as name appears on this voting instruction form. If HCI Exchangeable Shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If holder is a corporation, sign in full corporate name by an authorized officer.